Exhibit 5.1
May 18, 2007
Sangamo BioSciences, Inc.
501 Canal Boulevard, Suite A100
Richmond, CA 94804
Ladies and Gentlemen:
We have acted as counsel to Sangamo BioSciences, Inc., a Delaware corporation (the “Company”), in connection with its filing of the registration statement (Reg. No. 333-134516) on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”) on May 26, 2006 and with its filing of the prospectus supplement together with the prospectus contained in the Registration Statement (together, the “Prospectus”) with the SEC on the date hereof pursuant to Rule 424(b)(5) under the Act. The Registration Statement relates to the proposed offer and sale by the Company of its common stock, $0.01 par value per share (the “Common Stock”), and warrants to purchase shares of the Common Stock from time to time, as set forth in the prospectus contained in the Registration Statement, and as shall be set forth in one or more supplements to the prospectus contained in the Registration Statement with an aggregate offering price of $50,000,000. The Prospectus relates to the proposed issuance and sale by the Company of up to 3,000,000 shares of Common Stock (the “Shares”).
In connection with this opinion letter, we have examined the Registration Statement and the Prospectus and originals, or copies certified or otherwise identified to our satisfaction, of the certificate of incorporation, as amended through the date hereof, and bylaws, as in effect on the date hereof, of the Company, and such other documents, records and other instruments, including resolutions adopted by the board of directors of the Company and a committee of the board of directors of the Company at meetings of the board of directors or by written consent of such committee regarding the transactions contemplated by the Prospectus (the “Resolutions”), as we have deemed appropriate for purposes of the opinion set forth herein.
We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Prospectus and in accordance with the conditions set forth in the Resolutions, will be validly issued, fully paid and non-assessable.
The opinions expressed herein are limited to the Delaware General Corporation Law.
We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.
Very truly yours,
/s/ Morgan, Lewis & Bockius LLP